EXHIBIT 19

Effective Date	June 1, 2025	Supersedes	Version 9.1

Author	Tuninetti, Davide
Approvals	Metcalf, Michael
Purpose
The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws by Powell Industries, Inc. and its subsidiaries (“Powell” or the “Company”) and any Covered Person (as defined herein).

Scope	The Policy applies to Covered Persons.
Policy
Any Covered Person who is aware of material non-public information about the Company or another company with which the Company has a material business relationship (a “Covered Company” that was obtained in the course of his or her position or employment by the Company is prohibited from engaging in any trading (including any bona fide gifts) with regard to the securities of the Company or a Covered Company (the “Covered Securities”).

I.INTRODUCTION
This Policy has been designed to prevent insider trading or allegations of insider trading. Your strict adherence to this Policy will help safeguard Powell’s reputation and will further ensure that Powell conducts its business with integrity and in accordance with ethical standards. Each person subject to this Policy is responsible for the consequences of his or her actions.
It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Cases have been successfully prosecuted against trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
II.SANCTIONS AND PENALTIES
Violations of the insider trading laws can result in severe civil and criminal sanctions. Failure to comply with this Policy may also result in disciplinary action by Powell, up to and including immediate dismissal for cause, whether or not any civil or criminal penalties arise from the ‘inside’ securities trading.4
Powell Industries, Inc. Company Policy
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June 1, 2025

EXHIBIT 19

III.GENERAL PROHIBITION ON INSIDER TRADING
This Policy applies to (i) all directors, officers, employees and consultants of the Company and its subsidiaries, (ii) family members who reside with any such persons and (iii) any other person (including a corporation, limited liability company, partnership or trust) whose transactions in Covered Securities are directed by or are subject to the influence or control of such persons (a “Covered Person”).
Any Covered Person who is aware of material non-public information about the Company or a Covered Company that was obtained in the course of his or her position or employment by the Company is prohibited from engaging in any trading (including any bona fide gifts) with regard to the Covered Securities.
IV.DEFINITION OF MATERIAL NON-PUBLIC INFORMATION
Information is “material” if a reasonable investor would likely consider it important in making a decision to buy, hold, sell or otherwise trade in securities. The information may be positive or negative. Financial information is frequently material, even if it covers only part of a fiscal period or a portion of Powell’s operations, since either of these might convey enough information about Powell’s consolidated results to be considered material information. Other common examples of information that may be material include:
•Information regarding sales, revenues, earnings or backlog (including projections);
•Financial forecasts of any kind, including earnings estimates or changes in previously announced earnings estimates;
•Significant business trends and metrics;
•Significant proposed joint ventures, mergers, acquisitions, changes in control, investments or divestitures;
•Significant developments in products or services;
•Significant related party transactions;
•Gain or loss of substantial customers or suppliers;
•Execution or termination of significant contracts;
•Financings or restructurings;
•Significant unusual gains or losses;
•Changes in business strategies;
•Developments in significant litigation or government investigations;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or other unauthorized access of its property or assets, whether at its physical locations or through its information technology infrastructure;
•Public or private debt or equity offerings;
•Significant changes in senior management;
•Powell share repurchases; or
•Stock splits or dividend information.
Powell Industries, Inc. Company Policy
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EXHIBIT 19

It is not possible to define all categories of material information, and you should recognize that the public, the media and the courts may use hindsight in judging materiality. Therefore, it is important to exercise caution when determining whether you are in possession of material information.
Information is “non-public” if it is not generally known by or available to the public. Information may still be nonpublic even though it is widely known within Powell. Information is considered to be public only when it has been widely disseminated to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. Information about Powell should not be considered public until at least two full trading days has passed following its formal release to the market. Depending on the particular circumstances, a longer or shorter period may apply to the release of specific material non-public information.
V.BLACKOUT PERIODS
Trading in Covered Securities by Insiders (as defined below) is prohibited during the Company’s blackout periods. The Company has established four routine fiscal quarterly blackout periods throughout the year (“Quarterly Blackout Periods.”) Each Quarterly Blackout Period will begin as follows: January 1st, March 1st, June 1st, and September 1st and will end two full trading days after the Company’s fiscal quarterly or annual earnings are released.
The following persons are subject to these trading restrictions during Quarterly Blackout Periods:
•Directors, officers and assistant officers of Powell;
•Employees with knowledge of financial performance forecasts;
•Investor Relations professionals;
•Attendees of the Company’s fiscal quarterly business review meetings; and
•Family members who reside with any such persons or any other person (including a corporation, limited liability company, partnership or trust) whose transactions are directed by or are subject to the influence or control of such persons.
From time to time, Powell may decide to impose a special trading blackout on those who are aware of particular information that Powell determines may be considered material non-public information. The Chief Executive Officer and the Chief Financial Officer will determine whether an event-specific blackout should be imposed. The existence of an event-specific blackout will not be generally announced. If you are covered by the event-specific blackout, you will be notified by the Chief Financial Officer. Any person made aware of an event-specific blackout should not disclose the existence of the blackout to anyone else.
Covered Persons who are not otherwise subject to the Quarterly Blackout Periods are encouraged to refrain from trading Covered Securities during the Quarterly Blackout Periods to avoid the appearance of improper trading.
Powell Industries, Inc. Company Policy
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Insider Trading Policy
June 1, 2025

EXHIBIT 19

Pre-Clearance of Powell Securities Transactions
In addition to complying with the prohibition on trading during Quarterly Blackout Periods, all Insiders must first obtain pre-clearance from the Chief Financial Officer or his/her designee using the attached Addendum before engaging in any transaction of Covered Securities that is not otherwise expressly authorized by this policy. A request for pre-clearance should be submitted at least two or three business days in advance of the proposed transaction. The Chief Financial Officer or his/her designee is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
Public Disclosures Should Be Made Only By Designated Persons
No individuals other than specifically authorized personnel should release material information to the public or respond to inquiries from the media, analysts, investors or others outside of Powell. You should not respond to these inquiries unless expressly authorized to do so and should refer any inquiries to the Chief Financial Officer.
Post-employment Transactions May be Prohibited
The portions of this Policy relating to trading while in possession of material non-public information and the use or disclosure of that information continue to apply to transactions in Covered Securities even after termination of employment or association with Powell. If you are aware of material non-public information about Powell when your employment or other business relationship with Powell ends, you may not trade in Covered Securities or disclose the material non-public information to anyone else until that information is made public or becomes no longer material.
VI.Prohibited Transactions
Absent prior written approval from the Chief Financial Officer, all directors, officers and employees of the Company are prohibited, at all times, from engaging in (a) any trading in any options, warrants, puts and calls or similar derivative instruments on any Covered Security, whether or not issued by the Company [or a Covered Company], exchange-traded, over-the-counter or bespoke, (b) any short selling of any Covered Security and (c) speculative trading in any Covered Security (including the use of any margin account or other pledging of any Covered Security as collateral).
VII.Certain Exceptions
Stock Option Exercises: This Policy does not restrict the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to
Powell Industries, Inc. Company Policy
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June 1, 2025

EXHIBIT 19

satisfy tax withholding requirements. This Policy does apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards: This Policy does not restrict the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply to any market sale of restricted stock.
401(k) Plan / Deferral Plan: This Policy does not restrict purchases of the Company’s securities or investments in the Company securities fund through a Company 401(k) Plan or Deferral Plan resulting from a prior payroll election. This Policy does apply to an election to make a transfer of money into or out of the Company securities fund.
Employee Stock Purchase Plan: This Policy does not restrict purchases of the Company’s securities pursuant to an employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not restrict purchases of the Company’s securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply to your election to participate in the plan for any enrollment period and to your sales of the Company’s securities purchased pursuant to the plan.

Dividend Reinvestment Plan: This Policy does not restrict purchases of the Company’s securities pursuant to a dividend reinvestment plan resulting from your reinvestment of dividends paid on the Company’s securities. This Policy does apply to voluntary purchases of the Company’s securities resulting from additional contributions you choose to make to the dividend reinvestment plan, to your election to participate in the plan or increase your level of participation in the plan and to your sales of the Company’s securities purchased pursuant to the plan.

Rule 10b5-1 Plans: SEC Rule 10b5-1(c) of the Securities Exchange Act of 1934 permits corporate insiders to establish written trading plans (commonly referred to as “10b5-1 plans”) that can be useful in enabling insiders to plan ahead without fear that they might become exposed to material non-public information that will prevent them from trading. Where a valid 10b5-1 plan has been established at a time when the insider was not in possession of material non-public information, trades executed as specified by the plan do not violate the securities laws or this Policy even if the insider is in possession of material non-public information at the time the trade is executed. Trades executed as specified by the plan are not subject to the pre-clearance requirement.
Powell Industries, Inc. Company Policy
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Insider Trading Policy
June 1, 2025

EXHIBIT 19

To qualify as a 10b5-1 plan for purposes of this Policy, the plan must be approved in advance by the Chief Financial Officer, and you should allow at least five business days for approval.
One of the factors that the Chief Financial Officer may consider in whether to approve a 10b5-1 plan is compliance with Powell’s applicable minimum stock ownership guidelines. These pre-planned trading programs are available only to corporate officers and such other Powell employees as may be designated from time to time by the Chief Executive Officer and the Chief Financial Officer. For more information about how to establish a 10b5-1 plan, please contact the Chief Financial Officer. Powell reserves the right to disapprove any submitted plan.

Powell Industries, Inc. Company Policy
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Insider Trading Policy
June 1, 2025

EXHIBIT 19

ADDENDUM
NOTIFICATION STATEMENT REGARDING
PROPOSED TRANSACTIONS IN POWELL SECURITIES
With the submission of this Notification Statement, I hereby request acknowledgement from Powell Industries, Inc. (“the Company”) that the Company has no objections to my proposed transaction involving Powell stock. In connection with such transaction(s), I hereby confirm that I do not possess any material non-public information concerning the Company or any of its subsidiaries.
Upon completion of any transaction(s), I will provide the Company with transaction details as soon as practical.
Please check one:

Acquisition Transaction	Disposition Transaction
______ Purchase of _______ shares.	______ Sale of ________ shares. ______ Transfer of ______ shares to the following exchanged fund: _______________________
By: _______________________ Name: _______________________ Date: _______________________

ACKNOWLEDGEMENT:
Received and approved this ____ day of __________________, ____ for the open window through _____________________, _____.
POWELL INDUSTRIES, INC.
By:
Name:
Title:
Powell Industries, Inc. Company Policy
Governance Policies
Insider Trading Policy
June 1, 2025